UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12
Yahoo! Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On May 7, 2012, Yahoo! Inc. (“Yahoo!” or the “Company”) posted the following updated information to YahooForward.com:

David Kenny

Biography

Mr. Kenny has served as a member of our board since April 2011. Since January 2012, Mr. Kenny has been chairman and chief executive officer of The Weather Channel Companies, a group of companies providing weather news and information. Mr. Kenny served as president of Akamai Technologies Inc., a service provider for accelerating and improving the delivery of content and applications over the Internet, from September 2010 to October 2011, as a director from July 2007 to October 2011, and as an advisor from October 2011 to December 2011. From June 2008 to June 2010, Mr. Kenny was managing partner of VivaKi, which is the media and digital arm of Publicis Groupe. He served on the Management Board (Directoire) of Publicis from January 2008 to June 2010. From August 1997 to May 2008, Mr. Kenny was chief executive officer of Digitas Inc., a relationship marketing services firm that was acquired by Publicis in 2007. He was a director of Digitas from 1997 to 2008 and chairman from 1999 to 2008. Mr. Kenny is currently a director of Teach For America, a nonprofit organization dedicated to eliminating educational inequity. He was a director of The Corporate Executive Board Company, which provides research and analysis on corporate strategy and operations, from February 1999 to August 2010.

Record of accomplishments he brings to the Yahoo! board

•

Mr. Kenny has substantial industry experience and a deep understanding of new technologies, having recently served as president of Akamai, the leading cloud platform designed to help enterprises provide secure, high-performing user experiences to mobile and fixed Internet users. Through Mr. Kenny’s leadership, Akamai transformed its online businesses by leveraging trends such as mobile and cloud technologies, while overcoming the challenges presented by security threats and the need to reach users globally.

•

As CEO of The Weather Channel Companies, Mr. Kenny is responsible for a cross-platform media company that operates a top-ten website in the U.S. and a cable network seen in more than 100 million U.S. homes. The Weather Channel Companies also operate one of the top mobile websites and provide one of the most used apps on all smart phones.

•

Mr. Kenny also has significant expertise in digital advertising and media. At Publicis, he helped shape some of the most innovative and strategic marketing solutions for some of the world’s biggest brands. As a member of Publicis’ Management Board (Directoire) and its Executive Committee, Mr. Kenny helped chart the company’s approach to an increasingly complex media world.

•

Mr. Kenny also established VivaKi as a digital touch-point for all parts of Publicis’ networks. He successfully helped lead the $268.8 million acquisition of Razorfish from Microsoft and the subsequent integration into the organization. While at the company, VivaKi contributed to Publicis becoming a world leader in digital communication.

•

Mr. Kenny’s industry experience also includes his instrumental work with Digitas, the digital marketing agency. During his time as chief executive officer, he led the overall digital and interactive strategy during a time of industry evolution (through the dot-com boom and bust) and more measured growth. The acquisition of Digitas by Publicis took the company from being a predominantly U.S. company to a global firm with an industry-leading position in digital and direct marketing services.

•

Before Digitas, Mr. Kenny was a senior partner at Bain & Company, the global strategy consulting firm, from 1988 to 1997. He was named to its Policy Committee in 1995 at the age of 33. Before his consulting career, Mr. Kenny held marketing and strategy positions with General Motors Corporation.

*    *    *

Important Additional Information

Yahoo! has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and will be filing a definitive proxy statement with the SEC in connection with the solicitation of proxies for its 2012 annual meeting of shareholders. Shareholders are strongly advised to read Yahoo!’s 2012 definitive proxy statement (including any amendments or supplements thereto) when it becomes available because it will contain important information. Shareholders will be able to obtain copies of Yahoo!’s 2012 proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Yahoo! with the SEC in connection with its 2012 annual meeting of shareholders for no charge at the SEC’s website at www.sec.gov. Copies of the proxy materials may also be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated, by telephone at (877) 750-9499 (toll-free) or by email at info@innisfreema.com.

Yahoo!, its directors, executive officers and certain employees are deemed participants in the solicitation of proxies from shareholders in connection with Yahoo!’s 2012 annual meeting of shareholders. Information regarding Yahoo!’s directors, executive officers and other persons who, under rules of the SEC, are considered participants in the solicitation of proxies for the 2012 annual meeting of shareholders, including their respective interests by security holdings or otherwise, is set forth in the preliminary proxy statement Yahoo! filed with the SEC on April 27, 2012 and will be set forth in the definitive proxy statement for Yahoo!’s 2012 annual meeting of shareholders when it is filed with the SEC.